Exhibit 99.1

Ventas, Inc.     10350 Ormsby Park Place, Suite 300     Louisville, Kentucky 40223     (502) 357•9000     (502) 357•9001 Fax

Contacts:	Debra A. Cafaro
Chairman, President and CEO
or
Richard A. Schweinhart
Executive Vice President and CFO
(502) 357-9000

VENTAS INITIATES RESET RIGHT PROCESS

WITH DELIVERY OF NOTICES TO KINDRED

Ventas Proposes $111 Million Increase in Kindred’s Annual Base Rents

LOUISVILLE, KY (May 9, 2006) – Ventas, Inc. (NYSE: VTR) (“Ventas” or the “Company”) said today that it has triggered the process that may increase its rents from Kindred Healthcare, Inc. (NYSE: KND) (“Kindred”) under the four original Master Lease Agreements dated as of April 20, 2001 (collectively, the “Master Leases”) between the companies. Ventas has delivered four notices (the “Reset Notices”) to Kindred to initiate the reset right (“Reset Right”) process contained in each of the Master Leases. The Reset Right gives Ventas, as landlord under the Master Leases, a one-time option to increase the aggregate annual rent on the 225 facilities it leases to Kindred to “Fair Market Rental” levels, using a predetermined process described in the Master Leases.

Under the Master Leases, the Reset Notices must contain “[Ventas’s] proposal for Fair Market Rental…including any escalations.” Ventas has proposed in its Reset Notices that the Fair Market Rental for the 186 skilled nursing facilities and 39 long-term acute care hospital (LTAC) facilities it leases to Kindred would increase to an annualized cash base rental of approximately $317 million, beginning July 19, 2006. The current annual cash base rental under the Master Leases for the year commencing May 1, 2006 is $205.9 million. The Reset Notices also propose that the annual rent escalations under the Master Leases will be reset to 3 percent per annum, rather than the current 3.5 percent per annum, commencing May 1, 2007.

“Ventas has commenced the Reset Right process contained in the Master Leases now that the reimbursement environment for our facilities is clear,” Ventas Chairman, President and Chief Executive Officer Debra A. Cafaro said. “This process provides a period for Kindred and Ventas to mutually agree on Fair Market Rental for Ventas’s facilities and then for a determination of Fair Market Rental by a qualified healthcare appraiser in the absence of an agreement between the companies. We are open to both methods of resolution,” she said. “We remain willing, as we always have, to engage in creative and constructive discussions with Kindred to arrive at a mutually agreeable and fair outcome.

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Ventas Initiates Reset Right Process

With Delivery of Notices to Kindred

May 9, 2006

“Our aggregate annual base rent can only increase under the Reset Right process, never decrease,” Cafaro added. “We intend to seek a positive outcome for Ventas shareholders.”

The $111 million in incremental increased aggregate annual cash base rental proposed by Ventas in the Reset Notices is based on supportable assumptions, recent and current market transactions and advice from Ventas’s third party appraisal experts, who are experienced and respected valuation professionals in the healthcare real estate industry. Kindred has previously stated that it has a significant disagreement with Ventas regarding this matter, and there can be no assurances regarding the final determination of the Fair Market Rental.

The Reset Right was agreed to by Ventas and Kindred as part of the successful restructuring of Kindred when it emerged from Chapter 11 protection in April 2001. The Reset Right may be exercised by Ventas on a Master Lease-by-Master Lease basis. Any rental increase pursuant to the exercise of the Reset Right will be effective July 19, 2006, even if the Reset Right process is not formally concluded by that date. Any change to the annual base rent escalation percentage will be effective May 1, 2007.

“At the time of Kindred’s successful 2001 restructuring, Ventas made the largest contribution to Kindred’s future financial health and value, including approximately $50 million per year in rent relief that has continued to this day,” Cafaro explained. “In exchange for the financial sacrifices made by Ventas shareholders in 2001, Kindred agreed that Ventas would benefit if and when the healthcare sector and Kindred returned to financial stability. Now it is time for our shareholders to receive the fair and equitable benefits of that agreement.

“Since 2001, our facilities have increased significantly in value and the healthcare and real estate markets have enjoyed tremendous strength,” Cafaro said. “As a result, we believe that other LTAC and nursing home operators in today’s market would pay substantially more annual cash base rent than Kindred currently pays,” she added.

Fair Market Rental under the Master Leases is specifically defined as the annual amount that a willing tenant would pay, and a willing landlord would accept, in a transaction between unrelated parties, for leasing the Ventas facilities. The Master Leases set forth many factors, assumptions and conditions that must be taken into account in this determination. These assumptions include that: (1) all of the facilities have operating licenses and certificate of need (CON) licenses in place for the benefit of the new hypothetical tenant; (2) the facilities are in good condition and repair without any deferred maintenance (taking into account their age and industry standards); (3) all properties are in material compliance with applicable laws; and (4) the new hypothetical tenant has the benefit of the three five-year renewal terms under the Master Leases and the obligation to comply with the terms of the Master Leases.

In addition, Fair Market Rental for the Ventas facilities must take into account market conditions, market levels of EBITDARM (defined as earnings before interest, income taxes, depreciation, amortization, rent and management fees), the ratio of market levels of EBITDARM to market levels of rent and the actual levels of EBITDARM at the facilities, in each case when

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Ventas Initiates Reset Right Process

With Delivery of Notices to Kindred

May 9, 2006

Fair Market Rental is being determined, as well as historical levels of EBITDARM at those properties.

Under the Master Leases, if Ventas and Kindred do not reach an agreement on Fair Market Rental for the Ventas facilities by June 8, 2006, then Ventas and Kindred each must select its designated appraiser meeting certain qualifications, including expertise in appraising hospital and nursing center facilities, on or before July 8, 2006. The Master Leases provide that these two appraisers then will have ten days to select a third similarly qualified appraiser (the “Third Appraiser”). If the first two appraisers cannot agree on a Third Appraiser, then either Ventas or Kindred may request that the American Arbitration Association appoint the Third Appraiser. The Third Appraiser will have 60 days to complete its determination of Fair Market Rental and the annual rent escalator.

When the Third Appraiser renders its conclusions regarding Fair Market Rental and annual rent escalator for each of the Four Master Leases, then Ventas may elect to increase rent to Fair Market Rental and adopt that annual rent escalator by sending Kindred a final notice. Ventas’s election can be made on a Master Lease-by-Master Leases basis respecting none, one, or more than one, of the original four Master Leases. If Ventas does not make an election to adopt the new Fair Market Rental schedule for a particular Master Lease, then the existing terms and provisions of that Master Lease, including base rent and 3.5 percent annual rent escalations, will remain in place. If Ventas elects the new Fair Market Rental schedule for any Master Lease, then it will pay Kindred a pro rata portion of a $4.6 million aggregate reset fee applicable to all of the Master Leases.

“We recognize that there is a wide range of possible outcomes regarding the determination of the value of Fair Market Rental for our facilities,” Cafaro said. “However, we believe that our portfolio of 225 fully licensed healthcare facilities would be highly coveted by other healthcare providers if they had the opportunity to realize the cash flows and growth embedded in these assets on a long term basis under our Master Leases.”

The determination of the Fair Market Rental under the Reset Right is dependent on and may be influenced by a variety of factors, including market conditions, reimbursement rates, and cash flow to rent coverages applicable to healthcare facilities. It is highly speculative, and there can be no assurances (and Ventas is expressing no views) regarding the final determination of the Fair Market Rental. If Fair Market Rental is determined by the appraisal process in the Master Leases, it is subject to the inherent risks, uncertainties, subjectivity and judgment contained in any appraisal process. There can be no assurance that Ventas and Kindred will agree on Fair Market Rental for Ventas’s properties by June 8, 2006. A Third Appraiser’s determination regarding Fair Market Rental amounts or escalations for Ventas’s 225 healthcare facilities that are covered by the Master Leases could materially differ from Ventas’s estimates, analyses or proposals.

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Ventas Initiates Reset Right Process

With Delivery of Notices to Kindred

May 9, 2006

Ventas will hold a conference call to discuss this press release on Tuesday, May 9, 2006, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The call will be webcast live by CCBN and can be accessed at the Company’s website at www.ventasreit.com.

Ventas, Inc. is a leading healthcare real estate investment trust that is the nation’s largest owner of seniors housing and long-term care assets. Its diverse portfolio of properties located in 42 states includes independent and assisted living facilities, skilled nursing facilities, hospitals and medical office buildings. More information about Ventas can be found on its website at www.ventasreit.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Ventas, Inc.’s (“Ventas” or the “Company”) and its subsidiaries’ expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from the Company’s expectations. The Company does not undertake a duty to update such forward-looking statements, which speak only as of the date on which they are made.

The Company’s actual future results and trends may differ materially depending on a variety of factors discussed in the Company’s filings with the Securities and Exchange Commission. Factors that may affect the Company’s plans or results include without limitation: (a) the ability and willingness of the Company’s operators, tenants, borrowers and other third parties to meet and/or perform the obligations under their various contractual arrangements with the Company; (b) the ability and willingness of Kindred Healthcare, Inc. (together with its subsidiaries, “Kindred”), Brookdale Living Communities, Inc. (together with its subsidiaries, “Brookdale”) and Alterra Healthcare Corporation (together with its subsidiaries, “Alterra”) to meet and/or perform their obligations to indemnify, defend and hold the Company harmless from and against various claims, litigation and liabilities under the Company’s respective contractual arrangements with Kindred, Brookdale and Alterra; (c) the ability of the Company’s operators, tenants and borrowers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities, including without limitation obligations under their existing credit facilities; (d) the Company’s success in implementing its business strategy and the Company’s ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions or investments, including those in different asset types and outside the United States; (e) the nature and extent of future competition; (f) the extent of future or pending healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates; (g) increases in the Company’s cost of borrowing; (h) the ability of the Company’s operators to deliver high quality care and to attract patients; (i) the results of litigation affecting the Company; (j) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete; (k) the Company’s ability to pay down, refinance, restructure and/or extend its indebtedness as it becomes due; (l) the movement of interest rates and the resulting impact on the value of and the accounting for the Company’s interest rate swap agreement; (m) the Company’s ability and willingness to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations; (n) final determination of the Company’s taxable net income for the year ended December 31, 2005 and for the year ending December 31, 2006; (o) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases and the Company’s ability to relet its properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants; (p) the impact on the liquidity, financial condition and results of operations of the Company’s operators, tenants and borrowers resulting from increased operating costs and uninsured liabilities for professional liability claims, and the ability of the Company’s operators, tenants and borrowers and to accurately estimate the magnitude of such liabilities; and (q) the value of the Company’s rental reset right with Kindred, which is dependent on a variety of factors and is highly speculative. Many of such factors are beyond the control of the Company and its management.

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